Form 10-Q

Exhibit 10.1
THE TIMBERLAND COMPANY
2011 EXECUTIVE LONG TERM INCENTIVE PROGRAM

(effective 1/1/11)

Form 10-Q

THE TIMBERLAND COMPANY
2011 EXECUTIVE LONG TERM INCENTIVE PROGRAM
     This instrument sets forth the terms of The Timberland Company 2011 Executive Long Term Incentive Program (capitalized terms used herein are used as defined in Section 2 hereof). The Program is established under The Timberland Company 2007 Incentive Plan, and amounts paid under the Program are generally intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.
     1. Purpose. The purpose of the Program is (a) to attract, retain and motivate key employees of outstanding ability; and (b) to provide competitive incentive pay and capital accumulation opportunities to certain key employees in exchange for their attainment of specified Performance Goals.
     2. Definitions. The following terms shall have the following meanings unless the context indicates otherwise.
(a)	“Affiliate” shall mean any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code, except that in determining eligibility for the grant of a stock option or other similar equity award by reason of service for an Affiliate, Sections 414(b) and 414(c) of the Code shall be applied by substituting “at least 50%” for “at least 80%” under Section 1563(a)(1), (2) and (3) of the Code and Treas. Regs. § 1.414(c)-2; provided, that to the extent permitted under Section 409A of the Code, “at least 20%” shall be used in lieu of “at least 50%”; and further provided, that the lower ownership threshold described in this definition (50% or 20% as the case may be) shall apply only if the same definition of affiliation is used consistently with respect to all compensatory stock options or stock awards (whether under the Plan or another plan). The Company may at any time by amendment provide that different ownership thresholds (consistent with Section 409A of the Code) apply but any such change shall not be effective for twelve (12) months.

(b)	“Award” shall mean an opportunity to earn, based on performance, incentive pay in the form of PSUs and PSOs.

(c)	“Award Payout” shall mean the number of PSUs and PSOs earned by a Participant as determined by the Committee.

(d)	“Board” shall mean the Board of Directors of The Timberland Company.

(e)	“Code” shall mean the Internal Revenue Code of 1986, as from time to time amended.

(f)	“Committee” shall mean the Management Development and Compensation Committee of the Board.

(g)	“Company” shall mean The Timberland Company.

(h)	“EBITDA” shall mean earnings before taxes, plus depreciation, amortization, and interest expense, less interest income, adjusted to exclude the following items: losses from discontinued operations, the cumulative effect of changes in Generally Accepted Accounting Principles, any one-time charge or dilution resulting from any acquisition or divestiture, extraordinary items of loss or expense, and any other unusual or nonrecurring items of loss or expense including restructuring charges. Any such adjustment shall be made only to the extent the item is separately identified on the Consolidated Statement of Income in the Company’s Annual Report on Form 10-K; the Notes to the Consolidated Financial Statements; or in the Management Discussion & Analysis section of the Company’s Annual Report on Form 10-K and is objectively quantifiable in the Company’s

Form 10-Q

accounting records as reviewed by the Company’s independent auditors. The Committee may exercise discretion to include all or part of an item of loss or expense.

(i)	“Named Executive Officer” shall mean the Chief Executive Officer, the Chief Financial Officer and the next three highest paid officers of the Company on the last day of the taxable year, for purposes of the executive compensation disclosure rules under the Securities Exchange Act of 1934.

(j)	“Participant” shall mean an employee of the Company or an Affiliate who is designated by the Committee or a designee of the Committee to receive an Award.

(k)	“Performance Goal” shall mean the threshold, target or maximum level of performance that must be attained to earn a specified level of incentive pay.

(l)	“Performance Measures” shall mean EBITDA and Revenue Growth.

(m)	“Performance Period” shall mean the PSU Performance Period or the PSO Performance Period.

(n)	“Plan” shall mean The Timberland Company 2007 Incentive Plan.

(o)	“Program” shall mean The Timberland Company 2011 Executive Long Term Incentive Program.

(p)	“PSO” shall mean an option entitling the holder to acquire shares of Stock upon payment of the applicable exercise price, subject to the conditions and restrictions described herein or in an Award agreement.

(q)	“PSO Performance Period” shall mean the one-year period commencing January 1, 2011, and shall be the measurement period during which the attainment of the Performance Goal for PSOs shall be determined.

(r)	“PSU” shall mean an unfunded and unsecured promise to deliver one share of Stock, subject to the conditions and restrictions described herein or in an Award agreement.

(s)	“PSU Performance Period” shall mean the three-year period commencing January 1, 2011, and shall be the measurement period during which the attainment of the Performance Goal for PSUs shall be determined.

(t)	“Revenue Growth” shall mean the Company’s change in annual revenue disclosed in the Company’s Annual Report on Form 10-K during the three year period January 1, 2011 through December 31, 2013 (restated to 2011 constant currency), divided by three.

(u)	“Stock” shall mean Class A Common Stock of the Company, par value $.01 per share.
     3. Administration. The Program shall be administered by the Committee, in accordance with the terms of the Plan. The Committee shall have sole and complete discretion with respect to the exercise of all permissive powers and authority granted to the administrator under the Plan; provided, however, the Committee may not exercise its discretion to increase the amount of incentive pay that would otherwise be due a Named Executive Officer upon attainment of a Performance Goal. All actions, determinations, and decisions of the Committee shall be final, conclusive, and binding on all parties.
     4. Participation. Participants shall be as determined by the Committee at its regularly scheduled meeting during the first quarter of the fiscal year, as reflected in the minutes of such meeting. The Committee may delegate authority to determine certain participants, other than the Named Executive Officers.
     5. Awards. The type of Award and the number of Awards that can be earned under the Program upon achievement of a Performance Goal shall be as determined by the Committee at its regularly scheduled

Form 10-Q

meeting during the first quarter of the fiscal year, as reflected in the minutes of such meeting. The Committee shall determine the type of Award and the number of Awards for the Named Executive Officers on an individual basis. The Committee may delegate authority to determine the type of Award and the number of Awards for Participants other than the Named Executive Officers. Each Award is expressed as a number of PSUs and PSOs contingent upon the achievement of certain Performance Goals and subject to certain restrictions set forth herein or in an Award agreement. Awards may vary according to a Participant’s salary grade or position. Awards for a Named Executive Officer shall not be changed or modified during a Performance Period to increase the amount of incentive pay that would otherwise become payable.
     6. Performance Measures and Performance Goals. The Performance Measures and Performance Goals shall be as determined by the Committee at its regularly scheduled meeting during the first quarter of the fiscal year, as reflected in the minutes of such meeting. Performance Goals for a Named Executive Officer shall not be changed or modified during a Performance Period to increase the amount of incentive pay that would otherwise become payable.
     7. Award Payout Calculation and Approval.
(a)	Award Payouts shall be based on the degree to which a Performance Goal is attained, with nothing payable upon attainment of the threshold-level Performance Goal, 100% of the target-level Award payable upon attainment of the target-level Performance Goal and 200% of the target-level Award payable upon attainment of the maximum-level Performance Goal, all as established by the Committee at its regularly scheduled meeting during the first quarter of the fiscal year, as reflected in the minutes of such meeting. No Award Payouts shall be made unless the threshold-level Performance Goal is surpassed. Award Payouts shall be increased proportionately on a straight-line basis to the extent the threshold or target Performance Goals are surpassed. In no event shall an Award Payout exceed the maximum-level Award.

(b)	The Company’s independent public accountants shall audit the Company’s Award Payout calculations following the close of the Performance Period.

(c)	The Committee shall approve or disapprove the Award Payouts for all Participants following completion of the independent audit. The Committee may reduce a Participant’s Award Payout (or the Award Payouts to all or some Participants) if such modification would better serve the purpose of the Plan.
     8. Award Payment. For each PSU earned, as determined in accordance with Section 7, one share of Stock shall be delivered to the Participant as soon as practicable and not later than March 31, 2014. For each PSO earned, as determined in accordance with Section 7 the Participant’s right to exercise the option shall begin to vest as soon as practicable in accordance with Section 9 and not later than March 31, 2012.
     9. Vesting of PSOs. PSOs, to the extent earned, shall vest in three equal annual installments beginning on the second anniversary of the grant date, as approved by the Committee following the end of the PSO Performance Period. For example, for PSOs granted on March 3, 2011, and for which the Committee approves an Award Payout, the first tranche of such PSOs would vest on March 3, 2013.
     10. Agreements. Each award of PSUs and each grant of PSOs shall be evidenced by an Award agreement, specifying restrictions on the transfer and vesting of such securities and including such other terms, conditions and restrictions as the Committee shall determine.
     11. Employment. Except as otherwise determined by the Committee, to be eligible to receive an Award Payout, a Participant must be employed by the Company or an Affiliate on the date such Award Payout is made, in the case of PSUs, and the date vesting commences, in the case of PSOs. Receiving an Award or an Award Payout shall not give any Participant the right to be retained in the employment of the Company or an Affiliate, or affect the right of the Company or an Affiliate to discharge or discipline a Participant.
     12. Clawback. The Named Executive Officers (namely, Jeffrey Swartz, Michael Harrison, Carrie Teffner, Carden Welsh and Danette Wineberg), Mark Bryden and Richard O’Rourke (each, a “Designated Officer”

Form 10-Q

and collectively, the “Designated Officers”) shall be required to forfeit Awards or repay Award Payouts (as applicable), whether vested or unvested, exercisable or unexercisable, or converted to cash or otherwise disposed of (regardless of the amount realized), if (1) such Award or Award Payout was granted or paid based on the achievement of financial results that were subsequently the subject of restated financial statements and (2) the Committee determines that a Designated Officer or Designated Officers engaged in fraud or intentional misconduct that directly or indirectly caused the need for restated financial statements. The amount of compensation forfeited or repaid shall equal the difference between the amount originally awarded and the amount that would have been awarded based on the restated financial statements. The Committee shall have complete discretion to require forfeiture of Awards or repayment of Award Payouts by a Designated Officer or Designated Officers who did not engage in fraud or intentional misconduct.
     IN WITNESS WHEREOF, The Timberland Company has caused this document to be executed by its duly authorized officer effective as of the 1st day of January, 2011.

THE TIMBERLAND COMPANY
By:	/s/ SIDNEY W. SWARTZ
Sidney W. Swartz
Chairman